Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media)
Dan Loh 914-701-8210 (Investors)

Polar Air Cargo and the Air Line Pilots Association
Proffered Arbitration by National Mediation Board

Purchase, N.Y., August 15, 2005 – Polar Air Cargo (Polar), a subsidiary of Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), and the Air Line Pilots Association (ALPA), collective bargaining representative of the Crewmembers employed by Polar, have been offered binding arbitration by the National Mediation Board (NMB).

Under terms of the Railway Labor Act, when the NMB determines that further mediated negotiation sessions will not likely result in an agreement, it is required to proffer final and binding arbitration as a means of resolving all open issues. If either party declines this proffer of arbitration, the NMB can begin the 30-day cooling off period that must occur before either party can engage in economic self-help, which includes the right to strike on the part of the Polar Crewmembers.

“The Company is certainly disappointed that our efforts to reach a fair settlement have been unsuccessful,” said Jeffrey H. Erickson, President and CEO of AAWW. “Unlike other carriers that have entered or threatened to enter bankruptcy, we have never asked our Crewmembers to take any kind of pay or benefit cut, or make any kind of work rule concessions. Instead, we have strived to reach an agreement that includes wage and benefit increases, is fair not only to our Polar Crewmembers, but to all of our stakeholders, as well, and which will allow Polar to be a viable scheduled service carrier.”

“There is only one issue to be decided – pay,” said Jim Cato, Vice President of Flight Operations and Labor Relations. “In an effort to reach a bridge agreement pending the completion of the Company’s previously announced merger of Polar and Atlas, the Company has offered an immediate 10.5% pay raise plus profit sharing, with no work rule changes to the existing contract, which will put the Polar Crewmembers’ contract at parity with the contract covering our Atlas Air, Inc. (Atlas) Crewmembers. ALPA, however, is demanding an unheard-of 32% increase, 20% effective immediately and another 11% effective December 1, which simply can’t be justified, economically or otherwise.”

Polar currently operates 12 of the 42 Boeing 747 cargo aircraft that make up the fleet held by AAWW. Although Polar derives the majority of its revenues from scheduled service, it conducts substantial operations in support of the U.S. military’s Air Mobility Command. Together, Polar and Atlas meet nearly 50% of the military’s current demand for civilian wide body air cargo lift in support of U.S. efforts abroad in such theatres as Afghanistan and Iraq. “Any labor confrontation will not only threaten Polar’s commercial operations and the long-term job security of the Polar Crewmembers, it will also significantly impact the Company’s overall ability to assist the military’s efforts to supply our troops overseas.” Mr. Erickson went on to say. “While we still want to reach an agreement and are hopeful that a disruption can be avoided, as a result of this development the Company will implement its contingency plans to mitigate the impact of any work stoppage.”

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

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